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Exhibit 21.1



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                                 SUBSIDIARIES OF THE REGISTRANT

1.      ClubCorp, Inc.
        a)      Operating in the hospitality line of business
        b)      Names of:
                i)      246 consolidated wholly owned subsidiaries operating in the United States have been omitted; and
                ii)     20 consolidated wholly owned subsidiaries operating in foreign countries have been omitted.
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